Exhibit 99.1

Piper Jaffray Companies
800 Nicollet Mall, Suite 1000
Minneapolis, MN 55402

CONTACT

Piper Jaffray

Pamela Steensland

Tel: 612 303-8185
pamela.k.steensland@pjc.com

Sandler O’Neill

Nick Lawler

Tel: 212 466-8071

nlawler@sandleroneill.com

F O R   I M M E D I A T E   R E L E A S E

Piper Jaffray and Sandler O’Neill Announce Merger; Combined Firm to be Named Piper Sandler Companies

Merger Adds the Leading Financial Services Investment Banking Firm to the Growing Piper Jaffray Organization

Minneapolis and New York, July 9, 2019 — Piper Jaffray Companies (NYSE: PJC) and Sandler O’Neill + Partners, L.P. today announced they have entered into a definitive merger agreement. The combined company will be named Piper Sandler Companies and will bring together the leading investment banking firm focused on the financial services industry with the growing Piper Jaffray investment banking platform. The combination accelerates Piper Jaffray’s goal of prioritizing and building its M&A advisory business, adds a differentiated fixed income business and significantly expands the breadth and depth of the firm’s equity research, and sales and trading franchise.

Under the terms of the merger agreement, Piper Jaffray will acquire 100% of the equity and partnership interests in Sandler O’Neill. The transaction consideration will total $485 million, which is based on $100 million of tangible book value on the Sandler O’Neill balance sheet delivered at the time of closing. Piper Jaffray will pay $350 million in cash to Sandler O’Neill equity holders at the time of closing; and $135 million in restricted consideration, primarily in restricted stock of Piper Jaffray Companies, to Sandler O’Neill employee partners. In addition, Piper Jaffray agreed to provide $115 million in long-term retention incentives, primarily in restricted stock of Piper Jaffray Companies, to Sandler O’Neill employees. All Sandler O’Neill partners have entered into employment agreements in connection with the transaction.

Transaction Highlights

•      2018 pro forma combined advisory services revenues of $573 million

•      2018 pro forma combined investment banking revenues of $839 million

•      Nearly doubles revenues for the Piper Jaffray fixed income business

•      Expected to be over 10% accretive to Non-GAAP EPS in 2020

•      Increases Piper Jaffray operating margin, ROE and employee productivity metrics

•      Creates platform with leading middle-market advisory practices in multiple industry sectors

Following the merger, Jimmy Dunne, senior managing principal at Sandler O’Neill, will be named vice chairman of Piper Sandler and senior managing principal of Piper Sandler’s financial services business.  Dunne will continue to focus on exactly the same work that he has been doing for the past several years, providing guidance and strategic advice to clients on M&A deals and other transactions. Jon Doyle, senior managing principal at Sandler O’Neill, will lead Piper Sandler’s financial services business line and all investment banking, capital markets, fixed income and equities resources dedicated to the financial services industry will report to him. Doyle will be named vice chairman, senior managing principal and head of the financial services group of Piper Sandler. Doyle will also join the board of directors of Piper Sandler Companies, as well as the firm’s leadership team. Existing Piper Jaffray investment banking, capital markets, fixed income and equities personnel dedicated to the financial services sector will be combined with the Sandler O’Neill team.

“Transactions in investment banking are always about the people and culture. We have a long history with Sandler O’Neill. We admire the quality of their professionals, the business they have built and the culture of the firm which is based on many values we share,” said Chad Abraham, chief executive officer of Piper Jaffray. “Piper Jaffray is very focused on competing in market sectors where we can be a market leader and leverage our specific expertise. With Sandler O’Neill, we start with the market leader and could not be positioned better to compete in the financial services sector over time. This transaction strengthens, diversifies and accelerates the growth of the Piper Jaffray investment banking, capital markets and institutional distribution businesses.”

“We are excited to combine with Piper Jaffray and build on the strength of both of our businesses,” said Jimmy Dunne. “We truly believe this is the best fit and best opportunity for Sandler O’Neill and our clients. I’m extremely proud of what we have built over the past 30 years and thrilled to have found a partner that shares our passion for the business. I’m committed to the future of the firm and looking forward to all we can accomplish together for our clients.”

“I’m excited to be leading the expanded financial services practice at Piper Sandler and joining the board of directors,” said Jon Doyle. “We believe, in partnership, we will leverage our talent and expertise to enhance our combined capabilities. With Piper Jaffray’s scale and our shared vision, we look forward to growing our business for the future.”

Founded in 1988, Sandler O’Neill is the leading investment banking firm focused on the financial services industry. Sandler O’Neill has advised on more financial services M&A transactions than any other investment bank every year since 2012.  In that timeframe, Sandler O’Neill has advised clients on 498 financial services M&A transactions with an aggregate deal value of $124 billion. (1)  Sandler O’Neill also ranks #1 in capital raising for financial institutions since 2012, raising more than $100 billion in equity and debt capital for its clients.(2) Sandler O’Neill brings more than 300 professionals to the combined company, with 85% of these professionals serving in client-facing positions. Over 90% of Sandler O’Neill partners have been with the firm for over 10 years.

The new Piper Sandler platform will have industry leading advisory practices in financial services, healthcare and energy with growing franchises in consumer, diversified industrials and technology. Together, the capital markets business will provide clients with tailored offering structures and present a range of equity and debt financing options to help fuel growth. The combined fixed income business of Piper Sandler will be an advisory-first business model, focused on providing clients with balance sheet management, portfolio analytics and municipal expertise. The joined equity brokerage platform will be among the broadest and largest of any middle market investment bank and positioned to provide unique insights, execution expertise and creative financing solutions across all of the firm’s industry groups.

The transaction is expected to close in January 2020 and is subject to obtaining required regulatory approvals and other customary closing conditions.

Piper Jaffray was advised by its wholly owned subsidiary, Piper Jaffray & Co., and was represented by Sullivan & Cromwell LLP. JMP Securities rendered a fairness opinion to the board of directors of Piper Jaffray Companies. Sandler O’Neill was represented by Wachtell, Lipton, Rosen & Katz.

Conference Call
Piper Jaffray will hold a conference call at 9 a.m. ET (8 a.m. CT) today, July 9, 2019. Chad Abraham, chief executive officer of Piper Jaffray; Jimmy Dunne and Jon Doyle, senior managing principals of

(1)  Source: S&P Global Market Intelligence, 1/1/2012 — 12/31/2018. Includes transactions with announced deal values.

(2)  Source: S&P Global Market Intelligence, 1/1/2012 — 12/31/2018. Full deal value credited to underwriter.

Sandler O’Neill; and Tim Carter, chief financial officer of Piper Jaffray, will review the announced transaction. Following the review, there will be a question and answer session.

The call can be accessed by dialing 888 810-0209 (domestic) or 706 902-1361 (international) and referencing reservation number: 3172768. Those who wish to view the accompanying presentation slides can join the webcast via the transaction page on Piper Jaffray’s website at www.piperjaffray.com/pipersandler. Participants should dial in at least 15 minutes prior to the call time.

A replay of the conference call will be available for thirty days beginning at approximately noon ET on July 9, 2019 by calling 855 859-2056 and referencing reservation number: 3172768. The webcast replay and presentation slides will also be available on the Company’s website at www.piperjaffray.com/pipersandler.

About Piper Jaffray
Piper Jaffray is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Through a distinct combination of candid counsel, focused expertise and empowered employees, we deliver insight and impact to each and every relationship. Our proven advisory teams combine deep product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis with offices across the United States and in London, Aberdeen and Hong Kong. www.piperjaffray.com

About Sandler O’Neill + Partners, L.P.
Sandler O’Neill is a full-service investment banking firm dedicated to providing comprehensive, innovative advisory and transaction execution services to the financial industry. The firm specializes in strategic business planning, mergers and acquisitions, capital markets, mutual to stock conversions, investment portfolio and interest rate risk management, fixed income securities transactions, and mortgage finance restructurings.

Sandler O’Neill also is a market maker in hundreds of financial stocks and publishes equity research focused on selected banks and thrifts, insurance companies, investment banks, asset managers, specialty finance companies, e-finance companies, real estate investment trusts, and financial technology companies. For additional information about the firm, please visit the website at www.sandleroneill.com.

Cautionary Note Regarding Forward-Looking Information
This announcement contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects and growth of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction described in this announcement is subject to regulatory approval and other closing conditions and may not close on the expected timing or at all; (2) the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations and financial condition and our ability to realize anticipated synergies from the transaction; (3) the expected benefits of the transaction, including the future prospects of our investment banking, fixed income, equity research, and sales and trading businesses may take longer than anticipated to achieve and may not be achieved in their entirety or at all, and will in part depend on the ability of the Company to retain and hire key personnel and maintain relationships with its clients; (4) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, the business and profitability of the Company generally and of its investment banking business specifically; (5) the transaction increases the Company’s exposure to the financial services industry; (6) there may be potentially adverse reactions or changes to client, regulatory, business or employee relationships, including as a result of the announcement or completion of the transaction, (7) the failure to obtain financing for the transaction consistent with our expectations or at all could adversely impact the Company and the expected benefits of the transaction and (8) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, and updated in our subsequent reports filed with the SEC. These reports are available at www.piperjaffray.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Piper Jaffray Companies (NYSE: PJC) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Jaffray & Co., member SIPC and FINRA; in Europe through Piper Jaffray Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Jaffray Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through five separate investment advisory affiliates—U.S. Securities and Exchange Commission (SEC) registered Advisory Research, Inc., Piper Jaffray Investment Management LLC, PJC Capital Partners LLC and Piper Jaffray & Co., and Guernsey-based Parallel General Partners Limited, authorized and regulated by the Guernsey Financial Services Commission.

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© 2019 Piper Jaffray Companies. 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7036